Exhibit 10(iii)(A)(88)

The Interpublic Group of Companies, Inc.

Performance Incentive Plan Supplement

for Foreign Personal Service Corporations

1. Introduction.

The Board of Directors (the “Board”) of the Interpublic Group of Companies, Inc. (the “Company”) has established and authorized awards under the Interpublic Group of Companies, Inc. 2006 Performance Incentive Plan (the “2006 PIP”) and the Interpublic Group of Companies, Inc. 2009 Performance Incentive Plan (the “2009 PIP”) (collectively, the “PIP”), for the benefit of certain employees of the Company and its subsidiaries and affiliates (collectively, “IPG”).

Section 11(g) of the 2006 PIP and Section 11(h) of the 2009 PIP authorize the Compensation Committee of the Board (the “Committee”) to adopt such supplements to the PIP as may be necessary to afford participants who reside in jurisdictions outside the United States favorable treatment under the applicable laws of such jurisdictions. In addition, Section 3(b) of the 2006 PIP and the 2009 PIP authorizes the Committee to adopt such rules, regulations, and procedures as it deems advisable to administer the PIP, and Section 11(h) of the 2006 PIP and Section 11(i) of the 2009 PIP authorize the Committee to amend the PIP or any portion thereof at any time.

Section 3(e) of the 2006 PIP and the 2009 PIP provides that Awards may be granted to any employee of IPG who the Committee determines is responsible for, or able to contribute to, the growth, profitability, and success of the Company (an “Eligible Employee”). In order to obtain favorable treatment under applicable laws of certain foreign jurisdictions, certain individuals who reside outside the United States and are responsible for, or able to contribute to, the growth, profitability, and success of the Company provide services to IPG through personal service corporations (“PSCs”). In accordance with the authority described above, the Committee hereby adopts this Supplement to confirm that an individual living outside the United States and working for an IPG company will not be disqualified from being an Eligible Employee, and will not be deemed to have had a Termination of Employment, solely because he is compensated by IPG through a wholly owned PSC, provided that certain conditions enumerated below are satisfied.

Except to the extent that a contrary definition is set forth herein, capitalized terms in this Supplement shall have the meanings set forth in the plan document for the applicable PIP. In addition, the rules of construction and other terms of the applicable PIP shall apply with respect to this Supplement and Awards granted hereunder, except to the extent otherwise provided herein.

2. Conditions for Granting Cash-Settled PIP Awards to PSCs and Their Owners.

If an individual residing outside the United States establishes a PSC to provide services to IPG, PIP Awards that are settled in cash (but not Awards settled in Shares) may be granted to the individual and/or his PSC if the following conditions are satisfied:

a.	The individual’s PSC is wholly owned by the individual, or jointly owned with such individual’s spouse;

b.	The individual provides services directly to an IPG company;

c.	The Committee determines that the individual is responsible for, or able to contribute to, the growth, profitability, and success of the Company; and

d.	The Award is granted as compensation for services provided by the individual directly to an IPG company.

For the avoidance of doubt, the Committee hereby ratifies all Awards previously granted under the 2006 PIP and the 2009 PIP to individuals and/or PSCs that, at the time of grant, satisfied the conditions set forth in this Section 2, provided that such Awards are settled in cash.

3. Conditions for Granting Share-Settled PIP Awards to PSCs and their Owners.

If an individual residing outside the United States establishes a PSC to provide services to IPG, PIP Awards to be settled in Shares may be granted to the individual and/or his PSC if (and only if) the conditions set forth in Section 2, above, are satisfied, and:

a.	The individual’s PSC does not employ anyone other than the individual and the individual’s spouse; and

b.	The individual and his IPG employer agree that all services provided to IPG by the individual’s PSC will be provided by the individual.

For the avoidance of doubt, the Committee hereby ratifies all Share-settled Awards previously granted under the 2006 PIP and the 2009 PIP to individuals and/or PSCs that, at the time of grant, satisfied the conditions set forth in Section 2, above, and this Section 3.

4. Conversion to PSC After Grant Date.

If an Eligible Employee receives an Award under the PIP and subsequently establishes an arrangement to provide services to IPG through a PSC, such individual shall not be deemed to have had a Termination of Employment or otherwise ceased to be an employee for purposes of the PIP solely by reason of establishing such arrangement; provided that the conditions set forth in Section 2, above, are satisfied. For example, if an individual establishes a PSC under an arrangement that satisfies the conditions set forth in Section 2, above, any Awards outstanding immediately before the establishment of such arrangement (whether to be settled in cash or in Shares) shall continue to vest during the period in which the individual provides services to IPG through his PSC and does not otherwise have a Termination of Employment.

5. Adoption Date.

The Committee hereby adopts this Supplement on December 16, 2009.